EXHIBIT 10.2

[***] Certain information in this exhibit has been omitted because it is permitted to be omitted by applicable regulatory guidance.

EXECUTION COPY

Revenue Participation Right

Purchase and Sale Agreement

By and Between

Coherus Biosciences, Inc.

and

Coduet Royalty Holdings, LLC

Dated as of May 8, 2024

TABLE OF CONTENTS

		PAGE

ARTICLE 1

DEFINITIONS
Section 1.1	Definitions	1
Section 1.2	Certain Interpretations	18
Section 1.3	Headings	19

ARTICLE 2

PURCHASE, SALE AND ASSIGNMENT
OF THE REVENUE PARTICIPATION RIGHT

Section 2.1	Purchase, Sale and Assignment	20
Section 2.2	No Assumed Obligations, Etc.	20
Section 2.3	True Sale	20

ARTICLE 3

CLOSING; PAYMENT OF PURCHASE PRICE

Section 3.1	Closing	21
Section 3.2	Payment of Purchase Price	21
Section 3.3	Delivery of Transaction Documents	21
Section 3.4	Seller Form W-9	21
Section 3.5	Buyer Form W-9	22
Section 3.6	Other Documents	22

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 4.1	Existence; Good Standing	22
Section 4.2	Authorization	22
Section 4.3	Enforceability	22
Section 4.4	No Conflicts	23
Section 4.5	Consents	23
Section 4.6	No Litigation	23
Section 4.7	Compliance	23
Section 4.8	Licenses	24
Section 4.9	Manufacturing Matters	25

i

Index

Annex I:	Buyers

Exhibit A:	[Reserved]

Exhibit B:	Form of Bill of Sale

Exhibit C:	Security Agreement

Exhibit D:	Form of Joinder Agreement

v

REVENUE PARTICIPATION RIGHT PURCHASE AND SALE AGREEMENT

This REVENUE PARTICIPATION RIGHT PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 8, 2024 (the “Effective Date”), is made and entered into by and between Coduet Royalty Holdings, LLC, a Delaware limited liability company, as collateral agent (the “Buyer Representative”) for each buyer set forth on Annex I (each a “Buyer” and collectively, the “Buyer”) and Coherus Biosciences, Inc., a Delaware corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is in the business of, among other things, the Commercialization of each Product in the Territory; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right and to receive the Revenue Payments from the Seller, and the Seller desires to sell the Revenue Participation Right and to make the Revenue Payments to the Buyer, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1Definitions.  The following terms, as used herein, shall have the following meanings:

“Acceptable Assignee” mean any Person proposed (a) to acquire an ownership in a Product, the Revenue Participation Right or the Seller or any of its Affiliates through a Disposition or otherwise that constitutes a Change of Control, (b) is a commercial stage biopharmaceutical enterprise reasonably similar (or greater) in stature and size (in terms of market capitalization or enterprise value) to the Seller, (c) who has agreed to execute and deliver to the Buyer an assignment and assumption or similar agreement reasonably acceptable to the Buyer pursuant to which such Person assumes all of the duties and obligations of the Seller to the Buyer under this Agreement with respect to the rights and interests acquired by such Person and (d) that the Buyer has consented to, such consent not to be unreasonably conditioned, withheld or delayed.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company or limited liability partnership, that

Person’s managers and members.  As used in this definition, “control” means (a) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in a Person or (b) the power to direct or cause the direction of the management of such Person by contract or otherwise.  In no event shall the Buyer be deemed to be an Affiliate of the Seller or any of its Subsidiaries.

“Agreement” is defined in the preamble.

“Applicable Law” or “Requirements of Law” means any law (statutory or common), treaty, order, rule or regulation or determination of an arbitrator or a court or other Governmental Entity (including health care laws, data protection laws and FDA laws, and all applicable statutes, rules, regulations, and orders administered or issued by any foreign Governmental Entity), in each case applicable to and binding upon such Person or any of its assets or properties or to which such Person or any of its assets or properties are subject, including, with respect to the Seller, the rules or requirements of any applicable U.S. national securities exchange applicable to the Seller or any of its Equity Interests.

“Audit Arbitrator” is defined in Section 7.4(d).

“Audited Financial Statements” means the audited consolidated balance sheet of the Seller and its Subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Seller and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Back-Up Security Interest” is defined in Section 2.3.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.3.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks are authorized or required to be closed in New York, New York.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 8.1.

“Buyer Representative” means Coduet Royalty Holdings, LLC, as collateral agent for the Buyers.

“Calendar Quarter” means a period of three (3) consecutive months ending at midnight, California time on the last day of March, June, September, or December, respectively.

“Calendar Year” means a period of twelve (12) consecutive months commencing on January 1 of any year.

“Change of Control” means: (a) a transaction or series of transactions (including any merger or consolidation involving Seller) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, 35% of shares of the then outstanding capital stock of Seller ordinarily entitled to vote in the election of directors; (b) a sale, directly or indirectly, of all or substantially all of the consolidated assets of the Seller and its Subsidiaries in one transaction or a series of transactions (whether by way of merger, stock purchase, asset purchase or otherwise); or (c) a merger or consolidation involving the Seller, in which the Seller is not the surviving Person; provided, that [***].

“Collateral” shall have the meaning set forth in the Security Agreement.

“Combination Product” is defined in the definition of “Net Sale.”

“Commercial Updates” means a summary of material updates with respect to the Seller’s Commercialization of each Product in the Territory.

“Commercialization” means any and all activities directed to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of each Product (including using, importing, selling and offering for sale of such Product ), and shall include post-Marketing Approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, or transporting such Product for sale, and regulatory compliance with respect to the foregoing.  When used as a verb, “Commercialize” shall mean to engage in Commercialization.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by the Seller and its Affiliates with respect to any objective, such reasonable and diligent efforts to accomplish such objective as a recently commercial stage biopharmaceutical enterprise would normally use to accomplish a similar objective under similar circumstances, taken as a whole, with respect to a pharmaceutical product for which substantially the same regulatory approval status as is held as for each Product.  It is understood and agreed that with respect to the commercial Manufacture of each Product for Commercialization in the Territory and the Commercialization of each Product in the Territory, by the Seller and its Affiliates, such efforts shall be substantially equivalent to those efforts and resources commonly used by a recently commercial stage biopharmaceutical enterprise for pharmaceutical products owned by it, which product is at a similar stage in its product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product and the profitability of the product (excluding the amounts payable to the Buyer pursuant to this Agreement).

“Competitor” means, at any time of determination, (a) any Person that is directly and primarily engaged in the same, substantially the same or similar line of business as Seller and its Subsidiaries as of such time or (b) any fund or investor that has a known reputation as an activist fund or investor or short seller.

“Confidential Information” is defined in Section 9.1.

“Contingent Obligation” means, for any Person, (a) any direct or indirect liability, contingent or not, of that Person for any indebtedness, lease, dividend, letter of credit or other obligation of another Person directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable (other than by endorsements of instruments in the course of collection) and (b) any obligation of that Person to pay an earn-out payment, milestone payment or similar contingent payment or contingent compensation (including purchase price adjustments) to a counterparty incurred or created in connection with an Acquisition, Transfer or Investment (each as defined in the Loan Agreement) or otherwise in connection with any collaboration, development or similar agreement, in each instance where such contingent payment or compensation becomes due and payable upon the occurrence of an event or the performance of an act (and not solely with the passage of time).  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it reasonably determined by such Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Contract Manufacturing Agreement” means any agreement or arrangement between the Seller or any of its Affiliates and any Third Party for the Manufacture of a product, including bulk drug product, bulk drug substance and finished product.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributor” is defined in Section 4.10(d).

“Control Agreement” means a deposit account control agreement, by and among the Seller, the Buyer Representative, the Buyers, and the control bank specified therein.

“Disclosing Party” is defined in Section 9.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the Effective Date, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Disposition” means the conveyance, sale, lease, transfer, exchange, assignment, entering into a coexistence agreement, exclusive or non-exclusive out license, or other disposition (including any sale-leaseback or any transfer of assets pursuant to a plan of division or any issuance by any Subsidiary of its Equity Interests other than to an Affiliate of the Seller), directly or indirectly and whether in one or a series of transactions, of any property related to the Revenue Participation Right by the Seller or any Affiliate of the Seller, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distributor” means a Third Party that has the right, option or obligation to distribute, market and sell a Product (with or without any devices or delivery systems) in one or more regions on behalf of a Related Party.

“Effective Date” is defined in the preamble.

“Equity Interests” means, with respect to any Person, collectively, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire (by purchase, conversion, dividend, distribution or otherwise) any of the foregoing (and all other rights, powers, privileges, interests, claims and other property in any manner arising therefrom or relating thereto); provided, however, that Indebtedness convertible into Equity Interests (or into any combination of cash and Equity Interests based on the value of such Equity Interests) (including, for the avoidance of doubt, any Permitted Convertible Indebtedness as defined in the Loan Agreement) shall not constitute Equity Interests unless and until (and solely to the extent) so converted into Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA or Section 412 of the IRC, Section 412(m) or (o) of the IRC.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) with respect to a Plan, the failure by Seller or its Subsidiaries or their ERISA Affiliates to satisfy the minimum funding standard of Section 412 of the IRC and Section 302 of ERISA, whether or not waived; (c) the failure by Seller or its Subsidiaries or their ERISA Affiliates to make by its due date a required installment under Section 430(j) of the IRC with respect to any Plan or to make any required contribution to a Multiemployer Plan (but in the case of a multiple employer plan or a Multiemployer Plan, only once notice has been received from the plan administrator); (d) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by Seller or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Seller or its Subsidiaries or any of their respective ERISA Affiliates from the Pension Benefit Guaranty Corporation (referred to and defined in ERISA) or a plan administrator of any notice relating to the intention to terminate any Plan or Plans under Section 4041 or 4041A of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan under Section 4041 Section 4042 of ERISA; (g) the incurrence by Seller or its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Seller or its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Section 4245 or

Section 4241, respectively, of ERISA; (i) the “substantial cessation of operations” by Seller or its Subsidiaries or their ERISA Affiliates within the meaning of Section 4062(e) of ERISA with respect to a Plan; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the IRC or Section 406 of ERISA) which could reasonably be expected to result in material liability to Seller or its Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusive Right” has the meaning set forth in “Udenyca Step-Up Event”.

“Existing In-License” means [***].

“Existing Out-License” means [***].

“Existing Intellectual Property” has the meaning set forth in Section 4.10(a).

“FCPA” is defined in Section 4.15.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“GAAP” means, with respect to the Seller and its Subsidiaries, generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncement of the Financial Accounting Standards Board or in such other statements by such other Persons as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied; provided that if a transition in such generally accepted accounting principles would substantively change the recognition of revenue with respect to Net Sales (as currently defined) and its calculation as set forth this Agreement, then the parties shall mutually agree to amendments to this Agreement in order to cause the amount of Revenue Participation Right as determined after giving effect to such transition in generally accepted accounting principles to be substantially the same as the amount of Revenue Participation Right as determined under generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States as of the Effective Date.

“Governmental Entity” means any nation or government, any state or other political subdivision thereof, any agency (including Regulatory Authorities and data protection authorities), government department, authority, instrumentality, regulatory body, commission, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Gross Sales” is defined in the definition of “Net Sales.”

“In-License” means any (a) in-license or (b) settlement agreement or other similar agreement or arrangement, in each case of (a) and (b), between the Seller or any of its Affiliates,

on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates obtain an in-license or a covenant not to sue or similar grant of rights under any Patents or other Intellectual Property Rights owned or controlled by such Third Party that are necessary for the commercial Manufacture of each Product anywhere in the world for Commercialization in the Territory or the Commercialization of such Product in the Territory.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for advanced or borrowed money of, or credit extended to, such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of assets, properties, services or rights (other than (i) accrued expenses and trade payables entered into in the ordinary course of business which are not more than one hundred and eighty (180) days past due or subject to a bona fide dispute, (ii) obligations to pay for services provided by employees and individual independent contractors in the ordinary course of business which are not more than one hundred and twenty (120) days past due or subject to a bona fide dispute, (iii) liabilities associated with customer prepayments and deposits, and (iv) prepaid or deferred revenue arising in the ordinary course of business), including (A) any obligation or liability to pay deferred purchase price or other similar deferred consideration for such assets, properties, services or rights where such deferred purchase price or consideration becomes due and payable solely upon the passage of time, and (B) any obligation described in clause (b) of the definition of “Contingent Obligation” that is due and payable (or that becomes due and payable) solely with the passage of time (and not upon the occurrence of an event or the performance of an act); (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds, performance bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or other debt securities or similar instruments (including debt securities convertible into Equity Interests), including obligations so evidenced incurred in connection with the acquisition of properties, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all capital lease obligations of such Person; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product by such Person; (h) disqualified Equity Interests; (i) all indebtedness referred to in clauses (a) through (g) above of other Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in assets or properties (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness of such other Person; and (j) all Contingent Obligations of such Person described in clause (a) of the definition thereof.

“Indemnified Party” is defined in Section 8.2.

“Indemnifying Party” is defined in Section 8.2.

“Indication” means (i) with respect to Udenyca, the treatment of patients with non-myeloid malignancies who are receiving myelosuppressive anti-cancer drugs with a clinically significant incidence of febrile neutropenia in order to decrease the incidence of infection and increase survival in patients acutely exposed to myelosuppressive doses of radiation; or (ii) with respect to Loqtorzi, adult patients with nasopharyngeal carcinoma (NPC), either in combination with chemotherapy medicines cisplatin and gemcitabine, or alone when the NPC has returned and cannot be removed with surgery or the NPC has spread and the patient received chemotherapy containing platinum and it did not work or is no longer working, in each case of (i) and (ii), as approved by the FDA regardless of any description on the package of the Product.

“Intellectual Property Rights” means any and all of the following as they exist at any time: (a) Patents; (b) registered and unregistered trademarks, service marks, trade names, corporate names, trade dress, logos, packaging design, symbols, slogans and Internet domain names, and registrations and applications for registration thereof, together with all of the goodwill of the business associated with, and symbolized by, any of the foregoing (the “Trademarks”); (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (d) Know-How; and (e) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing.

“Intellectual Property Updates” means an updated list of the Patents owned or controlled by the Seller or any of its Affiliates that relate to each Product in the Territory or the Commercialization of each Product in the Territory and identifying any new Patents issued or filed, amended or supplemented, or any abandonments or other termination of prosecution.

“Intercompany Agreements” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates, on the one hand, and any of the Seller’s Affiliates, on the other hand, pursuant to which the Seller or any of its Affiliates obtains or grants a license, sublicense, or a covenant not to sue or similar grant of rights to any Patents or other Intellectual Property Rights owned or controlled by the Seller or any of its Affiliates that are necessary to Commercialize a Product in the Territory.

“Intercreditor Agreement” has the meaning given to such term in the Loan Agreement.

“Internal Revenue Code” or “IRC” means the United States Internal Revenue Code of 1986, as amended.

“Investment Return Amount” means, with respect to each Product, an amount equal 2.25 times the original Purchase Price as of the Effective Date allocated to such Product, excluding any indemnity payments (other than indemnity payments that are specifically in lieu of Revenue Payments) and any other obligations paid by the Seller to the Buyer under this Agreement.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Seller or any of its Subsidiaries.

“Judgment” means any judgment, fine, penalty, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques, rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, and samples, and any rights associated therewith, including rights granted under the Uniform Trade Secrets Act or the Defend Trade Secrets Act.

“Knowledge of the Seller” or “Knowledge” means, with respect to the Seller, the current actual knowledge of, or knowledge that should have been known, after reasonable due inquiry, of any of the following Persons: the Chief Executive Officer, General Counsel, President, Chief Financial Officer and Chief Commercial Officer.

“Licensee” means a Third Party (other than a Distributor) to whom any Related Party (including, for clarity, another Licensee) has granted a license or sublicense to Commercialize a Product in the Territory.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind or assignment for security purposes, whether voluntarily incurred or arising by operation of law or otherwise against any property or assets.

“Loan Agreement” means the Loan Agreement, dated as of the Effective Date, by and among the Seller, guarantors thereto, collateral agent and each of the lenders thereto, as amended, restated, supplemented or otherwise modified.

“Loqtorzi” means the product owned or controlled by Seller that contains toripalimab-tpzi and is Commercialized as LOQTORZI™ (for which the FDA has approved the Seller’s BLA 761240) and any other products that contain toripalimab-tpzi.

“Loss” means, collectively, any and all Judgments, liabilities, obligations, losses, damages (including natural resource damages), claims, actions, suits, costs, reasonable and documented out-of-pocket fees, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees, expenses and disbursements of one counsel for Indemnified Party plus, as applicable, one local legal counsel in each relevant material jurisdiction and one intellectual property legal counsel, and in the case of an actual or perceived conflict of interest, one additional counsel for such affected Indemnified Party, in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened in writing by any Person, whether or not any such Indemnified Party shall have commenced such proceeding or hearing or be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnified Party in enforcing any indemnity hereunder) whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of this Agreement or the transactions contemplated hereby or thereby.

“Manufacturing” means manufacturing, production, formulating, processing, filling, finishing, quality control, quality assurance, stability testing, packaging, labeling, shipping,

importing, storage and similar activities with respect to a product (and components thereof or therefor), and regulatory compliance with respect to the foregoing.  “Manufacture” shall mean to engage in Manufacturing.

“Marketing Approval” means, with respect to any product, any and all approvals (including drug and/or device approval applications), licenses, registrations or authorizations sufficient to Commercialize such product in accordance with Applicable Laws (excluding any compassionate or emergency use or similar approval or authorization and excluding pricing or reimbursement approvals).

“Material Adverse Effect” means (a) any material adverse effect on the business, financial condition, properties or assets (including all or any portion of the Collateral), liabilities (actual or contingent), operations or performance of the Seller, taken as a whole, since December 31, 2020; (b) without limiting the generality of clause (a) above, any material adverse effect on (i) any material rights of the Seller under any material contract or (ii) any material portion of the anticipated revenues or liabilities arising therefrom; (c) any material adverse effect on the ability of the Seller, taken as a whole, to fulfill the payment or performance of its obligations under this Agreement or any other Transaction Document; or (d) any material adverse effect on the binding nature or validity of, or the ability of the Buyer to enforce, the Transaction Documents or any of its rights or remedies under the Transaction Documents (except to the extent directly resulting from any act or omission to act on the part of the Buyer).  Notwithstanding the foregoing, no single clinical or regulatory failure shall, in and of itself, constitute or be deemed to constitute a Material Adverse Effect hereunder.  Notwithstanding the foregoing, in the event either Product is no longer material to the business, financial condition, properties or assets (including all or any portion of the Collateral), liabilities (actual or contingent), operations or performance of the Seller and its Affiliates, taken as a whole, the foregoing definition shall be read to refer to material with respect to the Seller, its Affiliates or either Product.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which Seller or its Subsidiaries or their respective ERISA Affiliates is then making or accruing an obligation to make contributions; or (b) to which Seller or its Subsidiaries or their respective ERISA Affiliates has within the preceding five plan years made contributions; or (c) with respect to which Seller or its Subsidiaries could incur material liability.

“Net Sales” means the gross amount invoiced, billed or otherwise recorded for sales of each Product in the Territory by or on behalf of the Seller, its Affiliates, or any Licensee, in each case, to a Third Party in accordance with GAAP consistently applied (“Gross Sales”), less sales to an Affiliate or Licensee unless the Affiliate or Licensee is the ultimate end user of each Product; provided that for purposes of this Net Sales definition, a Third Party Distributor to which the Seller has sold a Product for no less than wholesale value shall be considered an “end user”, and sales by such distributor to any Third Parties shall not be included in Net Sales, less the following deductions to the extent included in the gross amount billed or invoiced in respect of sales or other dispositions of a Product or otherwise recognized as revenue by the Seller, its Affiliates, or any Licensee in accordance with GAAP: (a) rebates, credits or allowances for damaged or defective products, returns or rejections of a Product or recalls, or for retroactive price reductions and billing errors; (b) normal and customary trade, cash, quantity and other customary discounts, allowances and credits (including chargebacks) given to Third Parties in the ordinary course of business; (c) excise taxes, sales taxes, and other Taxes to the extent imposed upon and paid with respect to the sales price, and a pro rata portion of pharmaceutical excise taxes imposed on sales of pharmaceutical products as a whole and not specific to a Product (such as those imposed by the U.S. Patient Protection and Affordable Care Act of 2010, Pub. L. No. 111-148, as amended) (and excluding in each case national or local taxes based on income); (d) freight, postage, shipping and shipping insurance expense and other transportation charges directly related to the distribution of a Product; (e) distribution services agreement fees and other similar amounts allowed or paid to Third Party distributors, including specialty distributors of a Product, (f) rebates made with respect to sales paid for by any Governmental Entity, their agencies and purchasers and reimbursers, managed health care organizations, or to trade customers; (g) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to a Product; (h) any invoiced amounts that are not collected by the Seller, its Affiliates or Licensees, including bad debts; and (i) any customary or similar payments to the foregoing clauses (a) – (h) that apply to the sale or disposition of pharmaceutical products.

For avoidance of doubt, the following shall not be deducted from Gross Sales in calculating Net Sales: any payments made pursuant to (x) a Judgment from any Governmental Entity relating to a Product or (y) a settlement agreement entered into by Seller related to a Product.

In the case of any sale or other disposal for value, such as barter or counter-trade, of a Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Product, as determined in accordance with GAAP.  Net Sales shall be determined in U.S. dollars.

If a Product is co-packaged or combined with one or more other products and are sold for a single price (“Combination Product”), the following shall apply:

Net Sales of the Combination Product will be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), where A is the average per unit Net Sales of the Product sold separately, and B is the sum of the average per unit Net Sales of all other products included in the Combination Product other than the Product, in each case, sold separately in the applicable country in the Territory during the applicable Calendar Quarter.  If A or B cannot be determined because average selling prices for the Product or one or more of the other products included in the Combination Product are not available separately in the Territory, then the parties shall discuss in good faith an appropriate allocation of Net Sales to the Product and to such other products based on an equitable method of determining the same that takes into account, in such Territory.

“Out-License” means any license between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates grants a license or sublicense under any Intellectual Property Right owned or controlled by the Seller or any of its Affiliates to Commercialize a Product in the Territory.

“Patents” means any and all patents and patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Permitted Intercreditor Agreement” means (a) the Intercreditor Agreement or (b) any other intercreditor agreement among the Seller, the Buyer Representative, the Buyer and any Person providing financing to the Seller or acquiring any interest or rights with respect to any Collateral on substantially similar terms as the Intercreditor Agreement.

“Permitted Licenses” means, collectively: (a) any non-exclusive license or covenant not to sue in any geography or with respect to any Intellectual Property Rights; (b) licenses pursuant to any Contract Manufacturing Agreement, in each case, solely with respect to the services provided under such agreement; (c) any exclusive license or covenant not to sue as to any geography other than the U.S., of or with respect to any Intellectual Property Rights; provided, that any such third-party licensee may be granted a non-exclusive right to develop, conduct clinical trials or manufacture any Product inside the U.S., solely for the purposes of Commercializing such Product in any geography other than the U.S.; (d) any non-exclusive grant in any geography, or any exclusive grant as to any geography other than the U.S., of development, Manufacturing, production, Commercialization, marketing, co-promotion, distribution, sale, lease or similar commercial rights; (e) any intercompany license or other similar arrangement among the Seller and its Affiliates; (f) any non-exclusive license or covenant not to sue in any geography involving assets relating to any Product and (g) licenses entered into with Contract Manufacturing Organizations in the ordinary course of business.

“Permitted Liens” means:

(a)Liens in favor and for the benefit of the Buyer pursuant to any Transaction Document;

(b)Liens existing on the Effective Date and set forth on Schedule 4.11 of the Disclosure Schedule;

(c)Liens for Taxes, assessments or governmental charges (i) which are not yet delinquent or (ii) which are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted; provided that adequate reserves therefor have been set aside on the books of the applicable Person and maintained in conformity with GAAP, if required; provided, further, that in the case of a Tax, assessment or charge that has or may become a Lien against any Collateral, such contest proceedings conclusively operate to stay the sale or forfeiture of any portion of any Collateral to satisfy such Tax, assessment or charge;

(d)(i) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, payroll taxes, employment insurance, unemployment insurance, old-age pensions, or other similar social security legislation, (ii) pledges or deposits made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Seller or any of its Subsidiaries, (iii) statutory or common law Liens of landlords, (iv) Liens otherwise arising by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented, (v) Liens that are restrictions on transfer of securities imposed by applicable securities laws, (vi) Liens resulting from a filing by a lessor as a precautionary filing for a true lease, and (vii) pledges or deposits to secure performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature, in each case other than for borrowed money and entered into in the ordinary course of business;

(e)Liens arising from attachments or judgments, orders, or decrees;

(f)Liens (including the right of set-off) in favor of banks or other financial institutions incurred on deposits made in accounts held at such institutions in the ordinary course of business; provided that such Liens (i) are not given in connection with the incurrence of any Indebtedness, (ii) relate solely to obligations for administrative and other banking fees and expenses incurred in the ordinary course of business in connection with the establishment or maintenance of such accounts and (iii) are within the general parameters customary in the banking industry;

(g)Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of the Seller or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (ii) relating to purchase orders and other agreements entered into with customers of the Seller or any of its Subsidiaries in the ordinary course of business, including vendors’ liens to secure payment arising under Article 2 of the UCC or similar provisions of Requirements of Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(h)Liens solely on any cash earnest money deposits made by the Seller or any of its Subsidiaries not otherwise prohibited under this Agreement;

(i)Liens existing on assets or properties at the time of its acquisition or existing on the assets or properties of any Person at the time such Person becomes a Subsidiary of the Seller, in each case after the Effective Date; provided that (i) neither such Lien was created nor the Indebtedness secured thereby was incurred in contemplation of such acquisition or such Person becoming a Subsidiary of the Seller, and (ii) such Lien does not extend to or cover any other assets or properties (other than the proceeds or products thereof and other than after-acquired assets or properties subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that requires, pursuant to its terms and conditions in effect at such time, a pledge of after-acquired assets or properties, it being understood that such requirement shall not be permitted to apply to any assets or properties to which such requirement would not have applied but for such acquisition);

(j)servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by Requirements of Law and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor defects or other irregularities in title which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Seller or any of its Subsidiaries;

(k)to the extent constituting a Lien, (i) leases or subleases of real property granted in the ordinary course of business (including, if referring to a Person other than the Seller or a Subsidiary, in the ordinary course of such Person’s business), (ii) licenses, sublicenses, leases or subleases of personal property (other than Intellectual Property Rights) granted to third parties in the ordinary course of business, in each case which do not interfere in any material respect with the operations of the business of the Seller or any of its Subsidiaries and do not prohibit granting the Buyer Representative a security interest in any Collateral, and (iii) Permitted Licenses;

(l)Liens on cash or other current assets pledged to secure (i) Indebtedness in respect of corporate credit cards, purchasing cards or bank card products, or (ii) Indebtedness in the form of letters of credit or bank guarantees;

(m)Liens on any properties or assets of the Seller or any of its Subsidiaries which do not constitute Collateral or Back-Up Security Interest under the Transaction Documents;

(n)Liens on any properties or assets of the Seller or any of its Subsidiaries imposed by law or regulation which were incurred in the ordinary course of business, including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, contractors’, suppliers of materials’, architects’ and repairmen’s Liens, and other similar Liens arising in the ordinary course of business; provided that such Liens (i) do not materially detract from the value of such properties or assets subject thereto or materially impair the use of such properties or assets subject thereto in the operations of the business of the Seller or such Subsidiary or (ii) are being contested in good faith by appropriate proceedings which conclusively operate to stay the sale or forfeiture of any portion of such properties or assets subject thereto, and for which adequate reserves have been set aside on the books of the applicable Person and maintained in conformity with Applicable Accounting Standards, if required;

(o)Liens in favor of customs and revenue authorities arising as a Requirement of Law which were incurred in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p)Liens on any goods sold to the Seller or any of its Subsidiaries in the ordinary course of business in favor of the seller thereof, but only to the extent securing the unpaid purchase price for such goods and any related expenses;

(q)Liens incurred pursuant to the Loan Agreement; and

(r)subject to the provisos immediately below, the modification, replacement, extension or renewal of the Liens described in clauses (a) through (q) above; provided, however, that any such modification, replacement, extension or renewal must (i) be limited to the assets or properties encumbered by the existing Lien (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) and (ii) not increase the principal amount of any Indebtedness secured by the existing Lien (other than by any reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred in connection therewith).

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Personal Information” is defined in Section 7.21.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA which is maintained or contributed to by Seller or its Subsidiaries or their respective ERISA Affiliates or with respect to which Seller or its Subsidiaries have any liability (including under Section 4069 of ERISA).

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means Udenyca and Loqtorzi.

“Product IP” is defined in Section 4.10(b).

“Product Rights” means (a) Intellectual Property Rights owned or controlled by the Seller or any of its Affiliates at any time during the term of this Agreement that directly relates to the Commercialization of each Product in the Territory, and (b) Marketing Approvals for each Product in the Territory.

“Purchase Price” means thirty-seven million five hundred thousand dollars ($37,500,000), of which [***] is allocated as the purchase price associated with Udenyca and [***] is allocated as the purchase price associated with Loqtorzi.

“Quarterly Report” is defined in Section 7.2(a).

“Receiving Party” is defined in Section 9.1.

“Regulatory Authority” means any Governmental Entity, including the FDA, which has responsibility in granting a Marketing Approval.

“Related Party” means each of the Seller, its Affiliates, and their respective Licensees, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA with respect to a Plan, other than events for which the thirty-day notice period has been waived.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Revenue Participation Right” means the right to receive payment in full of all Revenue Payments on each Product, and an undivided ownership interest in all Net Sales of each Product occurring during the Revenue Payment Term, including all accounts (as defined in the UCC), general intangibles (as defined in the UCC), payment intangibles (as defined in the UCC) and all other rights to payment on account of, in connection with or arising from such Net Sales of each Product, and all proceeds thereof, in an amount equal to the Revenue Percentage.

“Revenue Payment” means for each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, an amount payable to the Buyer equal to the sum of (a) the product of (i) Net Sales of Udenyca during such Calendar Quarter (or, for any Calendar Quarter occurring in part during the Revenue Payment Term, Net Sales for the calendar days falling within the Revenue Payment Term during such Calendar Quarter) and (ii) the applicable Revenue Percentage, and (b) the product of (i) Net Sales of Loqtorzi during such Calendar Quarter (or, for any Calendar Quarter occurring in part during the Revenue Payment Term, Net Sales for the calendar days falling within the Revenue Payment Term during such Calendar Quarter) and (ii) the applicable Revenue Percentage.

“Revenue Payment Term” means, on a Product-by-Product basis, the period commencing on the Effective Date and ending on the date on which the Buyer has received from the Investment Return Amount for each Product.

“Revenue Percentage” means, for the purposes of calculating Revenue Payment with respect to (a) Net Sales of Loqtorzi, (i) five percent (5.0%) with respect to the first [***] of Net Sales during the applicable Calendar Year, and (ii) one-half of one percent (0.5%) of any Net Sales in excess of [***] during the applicable Calendar Year, and (b) Net Sales of Udenyca, (i) five percent (5.0%) with respect to the first [***] of Net Sales during the applicable Calendar Year, and (ii) one-half of one percent (0.5%) of any Net Sales in excess of [***] during the applicable Calendar Year, provided, that with respect to (b)(i), notwithstanding anything to the contrary herein, upon the occurrence of a Udenyca Step-Up Event, Net Sales of Udenyca shall be six and one-half percent (6.50%) with respect to the first [***] of Net Sales during the applicable Calendar Year, provided, further that in the event such Udenyca Step-Up Event expires or terminates, Net Sales of Udenyca shall be five percent (5.0%) with respect to the first [***] of Net Sales during the applicable Calendar Year.

“Revenue Report” is defined in Section 7.3(c).

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety or regulatory compliance of a Product.

“Security Agreement” means the Security and Paying Agent Agreement, dated as of the Effective Date, by and between the Seller, the Buyer Representative, the Buyer and Ankura Trust Company, LLC, as paying agent.

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 8.1(b).

“Subsidiary” means with respect to any Person (a) any entity as to which such Person directly or indirectly owns outstanding voting securities with power to vote fifty percent (50%) or more of the outstanding Voting Stock of such entity or (b) any entity as to which fifty percent (50%) or more of its outstanding Voting Stock are directly or indirectly owned, controlled or held by such Person with power to vote such securities.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. tax, levy, impost, duty, assessment or withholding or other similar fee, deduction or charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other taxes or fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Territory” means the United States of America (including its territories and possessions).

“Third Party” means any Person other than (a) the Seller, (b) the Buyer or (c) an Affiliate of either the Seller or the Buyer (as applicable).

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, excluding any lender, officer, directors, employee or agent or other representative of a party, including any investigation by any Governmental Entity.

“Trademarks” has the meaning set forth in “Intellectual Property Rights”.

“Transaction Documents” shall mean, collectively, this Agreement, the Bill of Sale, the Security Agreement and the Control Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Udenyca” means the product owned or controlled by Seller that contains pegfilgrastim-cbqv and is Commercialized as UDENYCA® (for which the FDA has approved the Seller’s BLA 761039) and any other products that contain pegfilgrastim-cbqv.

“Udenyca Step-Up Event” means any one of the following:

(i) (A) termination or expiration of the Sorrel Agreement for any reason and (B) the failure to enter into or lack of a replacement manufacturing and supply agreement pursuant to which Seller or its Affiliates receive a supply of OnBody® for Commercialization of Udenyca in the Territory such that Seller or its Affiliates may continue to Commercialize OnBody® as currently Commercialized with Udenyca;

(ii) any claim, action or order by a third party, including a Governmental Entity, that prohibits Seller or its Affiliates from Commercializing OnBody® as currently Commercialized with Udenyca;

(iii) Seller or any of its Affiliates terminates or ceases the Commercialization of OnBody® as currently Commercialized with Udenyca for any reason; or

(iv) (A) Seller’s exclusive right to use the Wearable Injector to deliver pegfilgrastim or any biosimilar or bioequivalent to pegfilgrastim (“Exclusive Right”) is terminated or expired or (B) Seller otherwise loses such Exclusive Right such that Sorrel Medical Ltd. (or its successors and assigns) has the right to manufacture and supply Third Parties with a user-filled wearable injector using injection to deliver pegfilgrastim or any biosimilar or bioequivalent to pegfilgrastim.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wearable Injector” means a user-filled wearable injector for injecting Udenyca manufactured and supplied pursuant to the terms of the Sorrel Agreement.

Section 1.2Certain Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”;

(f)references to a Person are also to its permitted successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth in this Agreement), and any reference to a Person in a particular capacity excludes such Person in other capacities;

(g)definitions are applicable to the singular as well as the plural forms of such terms;

(h)words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(i)references to an “Article,” “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(j)unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in this Agreement);

(k)references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor;

(l)provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;

(m)accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any related document shall be prepared in conformity with GAAP;

(n)for covenants that are to be undertaken “reasonably” by the Seller or its Affiliates, such actions (or inactions) shall take into account the Buyer’s economic interest in the Revenue Participation Right and the Revenue Payments and the impact of the applicable action (or inaction) on such interest; and

(o)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States.

Section 1.3Headings.  The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

ARTICLE 2

PURCHASE, SALE AND ASSIGNMENT

OF THE REVENUE PARTICIPATION RIGHT

Section 2.1Purchase, Sale and Assignment.  On the Effective Date and upon the terms and subject to the conditions of this Agreement, in exchange for the payment of the Purchase Price by the Buyer Representative, the Seller shall sell, transfer, assign and convey to the Buyer Representative, and the Buyer Representative shall purchase, acquire and accept from the Seller, the Revenue Participation Right free and clear of all Liens (other than Permitted Liens).  From and after the Effective Date, the Seller relinquishes all of the Seller’s right, title and interest in and to the Revenue Participation Right, and all such right, title and interest shall vest in the Buyer Representative.  In addition, the Seller hereby agrees to pay to the Buyer Representative the Revenue Payments on the terms and conditions set forth in this Agreement.

Section 2.2No Assumed Obligations, Etc.  Notwithstanding any provision in this Agreement to the contrary, the Buyer Representative is, on the terms and conditions set forth in this Agreement, only purchasing, acquiring and accepting the Revenue Participation Right and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter.  Except as specifically set forth herein in respect of the Revenue Participation Right, the Buyer Representative does not, by such purchase, acquisition and acceptance of the Revenue Participation Right, acquire any other rights of the Seller, or any other assets of the Seller, in each case, other than to the extent of the Back-Up Security Interest granted pursuant to the terms of this Agreement.  For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing in this provision limits any other obligation of the Buyer Representative or the Seller under this Agreement or otherwise, including without limitation any indemnity obligations under Article 8.

Section 2.3True Sale.  It is the intention of the parties hereto that the sale, transfer, assignment and conveyance of the Revenue Participation Right contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer Representative of all of the Seller’s rights, title and interests in and to the Revenue Participation Right.  Neither the Seller nor the Buyer Representative intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer Representative to the Seller, or a pledge, a financing transaction or a borrowing.  It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the estate of the Seller in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws.  The Seller hereby waives, to the maximum extent permitted by Applicable Law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer Representative of all of the Seller’s right, title and interest in and to the Revenue Participation Right under Applicable Law, which waiver shall, to the maximum extent permitted by Applicable Law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller.  Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of “accounts,” or “payment intangibles” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer Representative and its representatives at any time to file one or more financing statements or any amendments to financing statements previously filed by the Buyer (and continuation statements with respect to such financing statements when applicable) naming the Seller as the “seller” and the Buyer Representative as the representative of the “buyers” in respect of the Revenue Participation Right.  Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer Representative, including in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller hereby grants, and by delivery of this Agreement shall grant, to the Buyer Representative a security interest in, to and under the Revenue Participation Right, the Revenue Payments, and any “proceeds” (as defined in the UCC) of each of the foregoing as security for all of the Seller’s obligations under this Agreement, including the obligations to pay the Revenue Payments (the “Back-Up Security Interest”), and the Seller does hereby authorize the Buyer Representative and its representatives, from and after the Effective Date, to file one or more financing statements (and continuation statements and any amendments with respect to such financing statements when  applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such Back-Up Security Interest.

ARTICLE 3

CLOSING; PAYMENT OF PURCHASE PRICE

Section 3.1Closing.  The purchase and sale of the Revenue Participation Right shall take place remotely via the exchange of documents and signatures on the date hereof or such other place, time and date as the parties hereto may mutually agree.

Section 3.2Payment of Purchase Price.  On the Effective Date, the Buyer shall pay to the Seller the Purchase Price as directed by the Seller in writing, without set-off, reduction or deduction, or withholding for or on account of any Taxes, and originals of each other Transaction Document, duly executed and delivered by each party thereto.

Section 3.3Delivery of Transaction Documents.  On the Effective Date, upon confirmation of the receipt of the Purchase Price, (a) the Seller shall deliver to the Buyer a duly executed bill of sale and agreement evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right and certain other agreements in form attached hereto as Exhibit B (the “Bill of Sale”), (b) the Disclosure Schedule, and (c) originals of each other Transaction Document (other than the Control Agreement, which shall be subject to delivery pursuant to Section 7.9) duly executed and delivered by each party thereto.

Section 3.4Seller Form W-9.  On or prior to the Effective Date, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal backup withholding tax.

Section 3.5Buyer Form W-9.  On or prior to the Effective Date, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-9 certifying that the Buyer is exempt from U.S. federal backup withholding tax.

Section 3.6Other Documents.

On or prior to the Effective Date, the Seller shall deliver to the Buyer originals or copies of the following documents, in form and substance reasonably satisfactory to the Buyer:

(a)searches of Uniform Commercial Code filings in the jurisdictions where a filing would need to be made in order to perfect the security interest of the Buyer Representative in the Revenue Participation Right, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on Revenue Participation Right, other than Permitted Liens;

(b)UCC financing statements for each appropriate jurisdiction as is necessary, in the sole discretion of the Buyer Representative, to perfect the security interest of the Buyer Representative in the Revenue Participation Right;

(c)searches of ownership of, and Liens on, the Intellectual Property Rights of the Seller in the appropriate U.S. governmental offices; and

(d)a certificate of an officer of the Seller certifying that the representations and warranties set forth in Article 4 are true and correct on and as of the Effective Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on the Disclosure Schedule, the Seller represents and warrants to the Buyer that as of the Effective Date:

Section 4.1Existence; Good Standing.  The Seller is a corporation, duly organized and validly existing under the laws of the State of Delaware. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.2Authorization.  The Seller has all requisite corporate power and authority to execute, deliver and perform its respective obligations under each of the Transaction Documents.  The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

Section 4.3Enforceability.  The Transaction Documents have been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the

Seller, enforceable in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 4.4No Conflicts.  The execution, delivery and performance by the Seller of the Transaction Documents and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of the Seller, (ii) contravene or conflict with or constitute a material default under any material provision of any law binding upon or applicable to the Seller or the Revenue Participation Right or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Seller or any of its Affiliates.

Section 4.5Consents.  Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller or any of its Affiliates in connection with (i) the execution and delivery by the Seller of the Transaction Documents, (ii) the performance by the Seller of its obligations under the Transaction Documents or (iii) the consummation by the Seller of any of the transactions contemplated by the Transaction Documents.

Section 4.6No Litigation.  Neither the Seller nor any of its Affiliates is a party to, and none has received any written notice of, any action, claim, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, claim, suit, investigation or proceeding has been threatened against the Seller or any of its Affiliates, that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.7Compliance.

(a)All applications, submissions, information and data related to each Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller or any of its Affiliates were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modification to such applications, submissions, information or data required under Applicable Laws have been submitted to the necessary Regulatory Authorities, in each case, for the Commercialization of each Product in the Territory.

(b)Since January 1, 2021, the Seller and any of its Affiliates have not sent any material written communications to, or received from, any Regulatory Authorities related to the Commercialization of each Product in the Territory or the Manufacture of each Product anywhere in the world for Commercialization in the Territory, that, to the Knowledge of the Seller, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished by or on behalf of the Seller or any of its Affiliates to the Buyer in connection with the Transaction Documents contains any material misstatement of fact and in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Seller represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Seller, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

(c)To the Knowledge of the Seller, neither the Seller nor any of its Affiliates has committed any act, made any statement or failed to make any statement in respect of each Product that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Regulatory Authority to invoke similar policies, set forth in any Applicable Laws.

(d)Since January 1, 2021 (A) there have been no Safety Notices, (B) to the Knowledge of the Seller, there are no unresolved material product complaints with respect to each Product in the Territory, which would result in a Material Adverse Effect, and (C) to the Knowledge of the Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to each Product, or (2) a material change in the labeling of each Product in the Territory.  The Seller and its Affiliates have not experienced any significant failures in the commercial Manufacturing of each Product for Commercialization in the Territory that have not been resolved, or that would, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.

(e)To the Knowledge of the Seller, the Seller and its Affiliates are, and have been, in compliance with all Applicable Laws administered or issued by the FDA or any similar Regulatory Authority in each country where a Product has been Manufactured for Commercialization in the Territory, including the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, applicable requirements in FDA regulations, and any orders issued by FDA or similar Regulator Authority in each country where a Product has been Manufactured for Commercialization in the Territory, and all other laws regarding ownership, developing, testing, Manufacturing, disposal, Commercializing, and complaint handling or adverse event reporting for the products of the Seller or its Affiliates, except to the extent that such failure to comply with such Applicable Laws would not reasonably be expected to result in a Material Adverse Effect.

Section 4.8Licenses.

(a)In-Licenses.  There are no In-Licenses other than the Existing In-Licenses.  To the Knowledge of the Seller, (i) the Existing In-Licenses are in full force and effect in accordance with its terms, (ii) there is and has been no breach or default under any provision of the Existing In-Licenses, and (iii) no termination of the Existing In-Licenses has been notified or threatened by any party thereto.  No counterparty to any Existing In-License has, and, to the Knowledge of the Seller, no counterparty to any In-License has assigned all or part of such counterparty’s rights under the Existing In-License to any other Person.

(b)Out-Licenses.  There are no Out-Licenses other than Existing Out-Licenses.

(c)Intercompany Agreements.  There are no Intercompany Agreements.

Section 4.9Manufacturing Matters.  A true, correct and complete copy of each Contract Manufacturing Agreement (together with any amendment, supplement or modification thereto) pursuant to which commercial Manufacturing of a Product is carried out for the Commercialization of a Product in the Territory that is currently in effect to which Seller or any of its Affiliates is a party has been provided in the data room and is listed on Schedule 4.9 of the Disclosure Schedule (each, an “Existing Contract Manufacturing Agreement”).  Each Existing Contract Manufacturing Agreement is in full force and effect in accordance with its terms.  There is and has been no breach or default under any provision of any Existing Contract Manufacturing Agreement either by the Seller or any of its Affiliates or, to the Knowledge of the Seller, by the respective counterparty (or any predecessor thereof) thereto, and no termination of any Existing Contract Manufacturing Agreements has been notified or threatened.  No party to any Existing Contract Manufacturing Agreement has assigned all or part of such Existing Contract Manufacturing Agreement to any other Person.

Section 4.10Intellectual Property.

(a)Schedule 4.10(a) of the Disclosure Schedule lists all of the currently existing Patents and Trademarks owned or controlled by Seller or its Affiliates that directly relate to the Manufacture of each Product for Commercialization of each Product in the Territory or Commercialization of each Product in the Territory (“Existing Intellectual Property”).  Except as set forth on Schedule 4.10(a) of the Disclosure Schedule, the Seller is the sole and exclusive registered owner of all the Existing Intellectual Property.  Schedule 4.10(a) of the Disclosure Schedule specifies the respective registration or application numbers as to each of the listed Patents and Trademarks within the Existing Intellectual Property.  Schedule 4.10(a) of the Disclosure Schedule specifies any Person other than the Seller owning or having an interest in any Existing Intellectual Property, including the nature of such interest.

(b)None of the Seller nor any of its Affiliates is a party to any pending, and, to the Knowledge of the Seller, there is no actual or threatened litigation, interference, reexamination, opposition or like procedure involving any of the Existing Intellectual Property or other Intellectual Property Rights owned or controlled by Seller or any of its Affiliates that directly relates to the Manufacture of each Product for Commercialization of each Product in the Territory or Commercialization of each Product in the Territory (“Product IP”).

(c)All of the issued Patents and Trademarks within the Existing Intellectual Property are enforceable, in full force and effect, and have not lapsed, expired or otherwise terminated and, to the Knowledge of the Seller, are valid.  None of the Seller nor any of its Affiliates has received any written notice relating to the lapse, expiration or other termination of any of the issued Patents and Trademarks within the Existing Intellectual Property.  None of the Seller nor any of its Affiliates has received any written notice or written legal opinion from a Third Party that alleges that any Product IP is invalid or unenforceable.

(d)None of the Seller nor any of its Affiliates has received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Patents in the Existing Intellectual Property who is not a named inventor thereof.  Each current and former employee, consultant and third party contractor of Seller, or any of its Affiliates, that has invented, created, developed or reduced to practice any Existing Intellectual Property owned by Seller or its Affiliates (a “Contributor”) has executed a valid, enforceable, written agreement that (x) assigns to at least Seller or its Affiliates all right, title and interest in and to any and all Intellectual Property Rights relating to the business of the Seller or its Affiliates that is invented, created, developed or reduced to practice by such Contributor in the course of his, her or its activities for the Seller or its Affiliates or using the resources of the Seller or its Affiliates (except for moral rights for which the Seller or its Affiliates have received a waiver) and (y) contains commercially reasonable provisions designed to prevent unauthorized disclosure of the Know-How of the Seller or its Affiliates.

(e)The Seller or its Affiliate has paid all maintenance fees, annuities and like payments required with respect to all of the Existing Intellectual Property. To the Knowledge of the Seller, the Commercialization of each Product in the Territory and the Manufacture of each Product for Commercialization of each Product in the Territory has not and will not, infringe, misappropriate or otherwise violate any Patent, Trademark, or other Intellectual Property Rights of any Third Party as of the Effective Date (without reference to any safe harbor).  In the past three (3) years, the Seller and its Affiliates have not received any written notice or claim asserting that any such infringement of any Intellectual Property Rights of any Third Party has or may have occurred or inviting any of the Seller of its Affiliates to take a license under a patent owned by a Third Party.

Section 4.11Title to Revenue Participation Right; No Liens.  The Seller and/or its Affiliates holds all rights, interests, and title necessary to sell, transfer, assign and convey the Revenue Participation Right to the Buyer.  From and after the Effective Date, the Buyer will have acquired, subject to the terms and conditions set forth in the Transaction Documents, good and marketable title to the Revenue Participation Right and Revenue Payments, in each case free and clear of all Liens (other than Permitted Liens).  None of the property or assets of the Seller or any of its Affiliates (other than the Revenue Participation Right and Revenue Payments, which are covered by the immediately preceding sentence) is subject to, or encumbered by, any Lien (other than Permitted Liens).  The Seller holds all rights, interests, and title necessary to fully grant or authorize the grant of the Back-Up Security Interest.

Section 4.12Indebtedness.  Schedule 4.12 of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of, or incurred by, the Seller and its Affiliates.

Section 4.13Lien Related Representation and Warranties.  The Seller’s exact legal name (as defined in Section 9-503 of the UCC) is, had has been, since April 18, 2012 “Coherus BioSciences, Inc.”  The Seller is, and for the prior ten (10) years has been, a corporation incorporated in Delaware.

Section 4.14Brokers’ Fees.  Except for Armentum Partners, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller or any of its Affiliate who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Section 4.15Foreign Corrupt Practices Act.  None of the Seller or its Affiliates nor, to the knowledge of Seller, any of its or their directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Seller or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person.  None of the Seller or any of its Affiliates nor, to the knowledge of Seller, any of its or their directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.  The Seller further represents that it has maintained, and has caused each of its Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.  To the Knowledge of the Seller, neither the Seller nor any of its Affiliates or its or their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

Section 4.16Financial Statements; No Material Adverse Effect.  (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Seller and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Seller and its Subsidiaries as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness to the extent required by GAAP.

(b)From the date of the Audited Financial Statements to and including the Effective Date, there has been no Disposition by the Seller or any of its Subsidiaries, or any Involuntary Disposition, of any material part of the business or property of the Seller or any of its Subsidiaries, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to the Seller or any of its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Buyer on or prior to the Effective Date.

(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would result in a Material Adverse Effect.

Section 4.17No Defaults.  Neither the Seller nor any Subsidiary is in default under or with respect to any provision of any security issued by such Person, or of any agreement, instrument or other undertaking to which such Person is a party to or by which it or any of its property is bound, and no event, fact or circumstances exists that, with notice or lapse of time, would result in any default under any of the foregoing that would reasonably be expected to have a Material Adverse Effect.

Section 4.18Insurance.  The properties directly related to each Product of the Seller and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Seller or the applicable Subsidiary operates, except such failure to insure would not result in a Material Adverse Effect.

Section 4.19ERISA Compliance.

(a)Except as would not, individually or in the aggregate, result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws.

(b)Except as would not result in a Material Adverse Effect, (i) no ERISA Event has occurred with respect to any Plan, (ii) neither the Seller nor any ERISA Affiliate has incurred any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq.  of ERISA with respect to a Multiemployer Plan; and (iii) neither the Seller nor any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA.

Section 4.20Labor Matters.  There are no existing or, to the Knowledge of the Seller, in writing, threatened strikes or work stoppage involving the Seller or any Subsidiary that, individually or in the aggregate, would result in a Material Adverse Effect.  Except as would not, individually or in the aggregate, result in a Material Adverse Effect, Seller has complied in all material respects with the Federal Fair Labor Standards Act.

Section 4.21Taxes.  Each of the Seller and its Subsidiaries has (A) filed all Tax returns and reports required to have been filed by it (including in its capacity as a withholding agent), (B) paid all Taxes required to be paid by it (including in its capacity as a withholding agent), and (C) provided adequate accruals, charges and reserves in accordance with GAAP in its applicable financial statements in respect of all Taxes not yet due and payable, except, in each case, (i) any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) any failure that would not result, individually or in the aggregate, in a Material Adverse Effect.

Section 4.22Data Privacy.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, the Seller is and has been, to the Knowledge of the Seller, in compliance in all material respects with all Applicable Laws in all relevant jurisdictions, including the General Data Protection Regulation, the Seller’s privacy policies and the requirements of any contracts or codes of conduct to which the Seller is a party, except for any such event that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The Seller has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  The Seller has, to the Seller’s Knowledge, been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations, except for any such event that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The Seller has not experienced any breach of security of unauthorized access by third parties of any Personal Information in its possession, custody, or control that might reasonably be expected to result in a Material Adverse Effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that as of the Effective Date:

Section 5.1Existence;  Good Standing.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  The Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, mutatis mutandis.

Section 5.2Authorization.  The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

Section 5.3Enforceability.  This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 5.4No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a material default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Buyer.

Section 5.5Consents.  Except for the filing of financial statement(s) in accordance with Section 2.3 or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

Section 5.6No Litigation.  There is no action, claim, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

Section 5.7Financing.  The Buyer has sufficient cash to pay the Purchase Price on the Effective Date.  The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.8Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6

NEGATIVE COVENANTS

Section 6.1Liens.  The Seller shall not create, incur, assume or suffer to exist any Lien upon the Revenue Participation Right or the Product Rights, whether now owned or hereafter acquired, other than the Permitted Liens.

Section 6.2Indebtedness.  The Seller shall not create, incur, assume or suffer to exist any Indebtedness without the prior written consent of the Buyer that:

(a)is secured by a first lien on the assets of the Seller and its Affiliates in excess of $40,000,000 in the aggregate at any time outstanding; provided, however, that such dollar limit shall no longer apply if (i) [***], or (ii) the Buyer has received Revenue Payments in an amount equal to 1.65 times the original Purchase Price as of the Effective Date; or

(b)any Indebtedness (other than Indebtedness permitted by clause (a) above), including convertible indebtedness, senior to, or pari passu with, the Lien upon the Revenue Participation Right under this Agreement.

Section 6.3Change of Control.  The Seller shall not make any Disposition of either Product, including any related Product IP, or enter into any transaction resulting in a Change of Control other than to an Acceptable Assignee that has entered into an agreement of the kind described in clause (c) of the definition of “Acceptable Assignee”.

Section 6.4Change in Nature of Business.  The Seller shall not engage in any material line of business other than the discovery, development, manufacture or commercialization of biopharmaceutical products.

Section 6.5Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.  The Seller shall not:

(a)amend, modify or change its organization documents in a manner materially adverse to the rights or remedies of the Buyer under this Agreement;

(b)change its fiscal year in a manner materially adverse to the rights or remedies of the Buyer under this Agreement; or

(c)without providing ten (10) days prior notice to the Buyer, change its name, state of organization or form of organization or its Federal Taxpayer Indemnification Number or its organizational identification number.

Section 6.6Burdensome Actions.

(a)The Seller shall not, and shall cause its Affiliates not to, enter into any contract, agreement or other legally binding arrangement, or grant any right to any other Person, in any case that would conflict with this Agreement or serve or operate to limit or circumscribe any of the Buyer’s rights under this Agreement (or the Buyer’s ability to exercise any such rights) or create, incur, assume or suffer to exist any Lien upon the Revenue Participation Right or the Product Rights, in each case, other than Permitted Liens.  Without limiting the generality of the foregoing, the Seller shall not enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of the Seller or its Affiliates to (i) pledge its property pursuant to this Agreement (other than Permitted Liens) or (ii) perform any of its obligations under this Agreement in any material respect.  Notwithstanding anything to the contrary in this Agreement, the Seller shall not take any action or abstain from taking any action, directly or indirectly, which action or abstinence would have the effect of altering the terms and conditions of this Agreement (or any ancillary documents thereto) in a manner that could reasonably be expected to result in a Material Adverse Effect.

(b)The Seller and its Subsidiaries shall not enter into any Contractual Obligation, grant any right to any other Person with respect to each Product or amend or waive any requirements under any agreement with respect to each Product that could reasonably be expected to result in a Material Adverse Effect.

Section 6.7Affiliates.  The Seller shall not (a) permit any Affiliate that is not a Subsidiary to own any portion of the Revenue Participation Right or (b) permit any Affiliate that is not a Subsidiary to own any Product Rights that generates Net Sales.

Section 6.8Out-Licenses and Contract Manufacturing Agreements.

(a)The Seller shall not, and shall not permit any of its Affiliates to, enter into any Out-License other than Permitted License Agreements (i) in the Territory without the Buyer’s prior written consent, or (ii) outside of the Territory with a licensee other than a commercial stage biopharmaceutical enterprise reasonably similar in stature and size (in terms of market capitalization and net sales) to the Seller.

(b)The Seller shall not, and shall cause its Affiliates not to, (i) amend or modify in any material respect, terminate or assign any material Out-License in the Territory without obtaining the Buyer’s prior written consent (not to be unreasonably conditioned, withheld or delayed) or (ii) amend, modify, terminate or assign any Contract Manufacturing Agreement pursuant to which commercial Manufacturing of each Product is carried out for the Commercialization of each Product in the Territory if such amendment, modification, termination or assignment of or to such Contract Manufacturing Agreement would reasonably be expected to have a Material Adverse Effect.

ARTICLE 7

AFFIRMATIVE COVENANTS

Section 7.1Seller Diligence Requirements.  The Seller shall, directly or indirectly through its Affiliates or any Licensees, use Commercially Reasonable Efforts to Manufacture each Product for Commercialization in the Territory and Commercialize each Product in the Territory for any approved Indication.  In furtherance of the foregoing, the Seller shall and shall cause its Affiliates to use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain any Marketing Approval that is necessary or useful to Manufacture and Commercialize each Product in the Territory for each approved Indication, and the Seller shall not, and shall cause its Affiliates to not, withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Marketing Approval for each Product in the Territory.

Section 7.2Reporting.

(a)From and after the Effective Date, the Seller shall provide the Buyer promptly following the end of each Calendar Quarter, but in any event no later than sixty (60) calendar days after the end of such Calendar Quarter, a reasonably detailed report (the “Quarterly Report”) setting forth, with respect to such same period, (i) the Commercial Updates and (ii) the Intellectual Property Updates.

(b)The Seller shall prepare and maintain and shall cause its Affiliates and any Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Quarterly Report.  In addition, the Seller shall provide the Buyer with prompt (and in any event within ten (10) Business Days) written notice of any Safety Notices.

(c)The Buyer shall be entitled to a quarterly update call or meeting (via teleconference or videoconference or at a location reasonably designated by the Seller) to discuss contents of the Quarterly Report delivered by the Seller pursuant to this Section 7.2 and such other matters that are reasonably related to a Product that the Seller deems appropriate.

Section 7.3Revenue Payments;  Revenue Payment Details.

(a)For each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, the Seller shall pay to the Buyer the Revenue Payment for each such

Calendar Quarter promptly, but in any event no later than sixty (60) calendar days after the end of each such Calendar Quarter.

(b)Provided that the Buyer has complied with its obligations under Section 3.5 of this Agreement (and, if applicable, any assignee has timely provided Seller with a valid and properly executed IRS Form W-9 or applicable IRS Form W-8 establishing that no withholding (including backup withholding) is required for U.S. federal income tax purposes), the Seller shall make all payments required to be made by it to the Buyer pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds, without set-off, reduction or deduction, or withholding for or on account of any U.S. federal income Taxes, to the bank account designated in writing from time to time by the Buyer.  Subject to the preceding sentence, if any Applicable Law (as determined in the good faith discretion of the Seller) requires the deduction or withholding for or on account of any Taxes from any payment by the Seller pursuant to this Agreement, the Seller shall be entitled to make such deduction or withholding and, if applicable, pay the required amount to the applicable Governmental Entity.  Any such deducted or withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c)For each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, the Seller shall provide the Buyer promptly following the end of such Calendar Quarter, but in any event no later than sixty (60) calendar days after the end of such Calendar Quarter or promptly after the Seller has issued quarterly or annually financial statements for public use, if later than sixty (60) calendar days after the end of the applicable Calendar Quarter, a report (a “Revenue Report”) setting forth in reasonable detail (i) Gross Sales and Net Sales for such Calendar Quarter and Calendar Year to date (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales), and (ii) the calculation of the Revenue Payment payable to the Buyer for the applicable Calendar Quarter, identifying each Product sold by the Seller, its Affiliates and each Licensee in the Territory.

(d)Change of Control and Certain Revenue Payments.  If at any time during the term of this Agreement the Seller or one or more of its Affiliates enters into a definitive agreement for a Change of Control, the Seller shall provide prompt (and in any event within three (3) Business Days) written notice thereof to the Buyer, which notice shall include reasonable detail as to the Change of Control, including the parties to such Change of Control.

(i)Acceptable Assignee Change of Control.  If such Change of Control occurs or is consummated, and in accordance with Section 6.2, the Disposition of either Product, including the Product IP, is to a Person that is an Acceptable Assignee that has entered into an agreement of the kind described in clause (c) of the definition of “Acceptable Assignee,” then the Seller shall, concurrently with the occurrence or consummation of such Change of Control pay (or cause to be paid) to the Buyer, within five (5) Business Days of such event, the Purchase Price minus any and all Revenue Payments, in each case, of the applicable Product already paid to Buyer as of the effective date of Change of Control by wire transfer of immediately available funds to one or more accounts specified by the Buyer.  In connection with any Disposition of a Product pursuant to this Section 7.3(d)(i), the Acceptable Assignee shall enter into a joinder agreement substantially in the form of Exhibit E.

(ii)Other Change of Control.  If such Change of Control occurs or is consummated, and the Disposition of either Product, including the Product IP, is to a Person that is not an Acceptable Assignee or has not otherwise entered into an agreement of the kind described in clause (c) of the definition of “Acceptable Assignee,” then the Seller shall, within five (5) Business Days of such event, pay (or cause to be paid) to the Buyer the Investment Return Amount minus any and all Revenue Payments, in each case, of the applicable Product already paid to Buyer as of the effective date of Change of Control by wire transfer of immediately available funds to one or more accounts specified by the Buyer.

(iii)[***].

Section 7.4Inspections and Audits of the Seller.

(a)Upon reasonable prior written notice and during normal business hours, the Buyer may cause an inspection and/or audit, by an independent public accounting firm reasonably acceptable to the Seller and subject to a confidentiality agreement between the Seller and such public accounting firm reasonably acceptable to the Seller, the Buyer and such independent public accounting firm, of the Seller’s and its Affiliates’ books of account, for the sole purpose of determining the correctness of the Revenue Payments made under this Agreement.

(b)Any such inspection and/or audit shall be permitted with respect to the Revenue Payments no more frequently than once per Calendar Year for the Seller’s and its Affiliates’ books of account for any period commencing with the second preceding the Calendar Year in which the Buyer submits the written request for such inspection and/or audit.  In connection with any such inspection and/or audit, upon the Buyer’s request, the Seller and its Affiliates shall exercise any rights it may have under any Out-License relating to each Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the Revenue Payments made under this Agreement.

(c)All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) the Buyer, if the independent public accounting firm determines that the Revenue Payments previously paid were incorrect by an amount less than the lesser of (A) five percent (5%) of the total amount actually owed for the period audited or (B) five hundred thousand dollars ($500,000) of the Revenue Payments actually paid or (ii) the Seller, if the independent public accounting firm determines that the Revenue Payments previously paid were incorrect by an amount greater than the lesser of (A) five percent (5%) of the total amount actually owed for the period audited or (B) five hundred thousand dollars ($500,000) of the Revenue Payments actually paid.  Any such independent public accounting firm shall not disclose to the Buyer the confidential information of the Seller or any counterparty to any Out-License relating to each Product except to the extent such disclosure is either necessary to determine the correctness of a Revenue Payment or otherwise would be included in a Quarterly Report or Revenue Report.  All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to Article 9.

(d)Notwithstanding the foregoing, in the event Seller disputes any of the inspection and/or audit results of Section 7.4(a), the parties shall work in good faith to resolve the dispute.  If the parties are unable to reach a mutually acceptable resolution of any such dispute within sixty (60) days, the dispute shall be submitted for resolution to an independent certified public accounting firm mutually agreed by the Seller and the Buyer; provided that if the Seller and the Buyer are unable to come to a mutual agreement, one of the “Big Four” public accounting firms (excluding any such firm retained to provide accounting services to either the Seller or the Buyer) shall be selected by random drawing (the “Audit Arbitrator”).  The decision of Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the parties consistent with Section 7.4(c).  Not later than sixty (60) days after such decision and in accordance with such decision, the audited party shall pay the additional amounts, with interest (calculated at two percent (2.0%) per annum) from the date originally due, or the auditing party shall reimburse the excess payments with interest (calculated at two percent (2.0%) per annum), as applicable.

Section 7.5Intellectual Property Matters.

(a)The Seller shall provide to the Buyer a copy of any written notice received by any Related Party from a Third Party alleging or claiming that the Commercialization of each Product in the Territory or the Manufacture of each Product for Commercialization in the Territory infringes or misappropriates any Patents or other intellectual property rights of a Third Party, together with copies of material correspondence sent or received by any Related Party related thereto, as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.

(b)The Seller shall promptly inform the Buyer upon filing or otherwise submitting a written claim to a Third Party of any infringement or misappropriation by such Third Party of any Patent or other Intellectual Property Right owned or controlled by Seller or its Affiliates that directly relates to the Commercialization of each Product in the Territory or the Manufacture of each Product for Commercialization in the Territory, or if Seller or its Affiliates receive a written notice from a Third Party alleging that any such Patent or other Intellectual Property Right owned or controlled by Seller or its Affiliates that directly relates to the Commercialization of each Product in the Territory or the Manufacture of each Product for Commercialization in the Territory is invalid or unenforceable; provided, that, reasonably prior to the Seller’s or any of its Affiliate’s initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement or misappropriation by a Third Party of any such Patent or other Intellectual Property Right owned or controlled by the Seller or its Affiliates that directly relates to the Commercialization of each Product in the Territory or the Manufacture of each Product for Commercialization in the Territory, the Seller shall provide the Buyer with written notice of such enforcement action and thereafter shall provide the Buyer with such additional information on a regular basis.

(c)The Seller shall, at its sole discretion, file, prosecute, and maintain Patents owned or controlled by the Seller that directly relate to the Commercialization of each Product in the Territory or the Manufacture of each Product for Commercialization in the Territory.

(d)If the Seller or any of its Affiliates or Licensees recovers monetary damages from a Third Party, where such damages, whether in the form of judgment or settlement, result from the infringement by such Third Party of any Patents that directly relate to the Commercialization of each Product in the Territory, such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller and its Affiliates or Licensees in bringing such action (including all reasonable attorneys’ fees), and any remaining amounts will be treated as Net Sales of the Product.  Any remaining amounts may be retained by the Seller.

Section 7.6In-Licenses and Intercompany Agreements.

(a)The Seller shall promptly (and in any event within ten (10) Business Days) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or any of its Affiliates, and (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of any In-License.  The Seller shall not, and shall cause its Affiliates not to, amend or modify in any material respect, terminate or assign, any In-License that may reasonably materially adversely affect the Buyer’s rights or economic interests under this Agreement.

(b)The Seller shall, or shall cause its Affiliates (as applicable) to, comply in all material respects with its and their obligations under each In-License and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof.  Promptly, and in any event within ten (10) Business Days following the Seller’s or its Affiliate’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller shall provide the Buyer with a copy thereof.

(c)The Seller will, or will cause its Affiliates to, (i) maintain the Intercompany Agreements in a manner that permits the Seller and its Affiliates to Commercialize each Product in the Territory and Manufacture each Product in or for the Territory in accordance with the terms of this Agreement, and (ii) not assign, transfer, terminate, amend or waive any provision of, or otherwise modify, any Intercompany Agreement in any manner except, in the case of clauses (i) and (ii) above, that would not reasonably be expected to have a Material Adverse Effect, or to the extent otherwise required by Applicable Law.

Section 7.7Out-Licenses and Contract Manufacturing Agreements.

(a)Except for Permitted Licenses, the Seller shall not, and shall not permit any of its Affiliates to, enter into an Out-License without the Buyer’s prior written consent.  The Seller shall notify the Buyer in writing at least forty-eight (48) hours prior to the issuance of any public announcement regarding a material Permitted License, which notice shall include a copy of the draft public announcement.

(b)The Seller shall promptly (and in any event within ten (10) Business Days) provide the Buyer with (i) executed copies of each material Out-License, and (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of a material Out-License.

(c)The Seller shall provide the Buyer with prompt (and in any event within ten (10) Business Days) written notice of a breach by a counterparty to any material Out-License of its obligations under any such Out-License, in each case of which a member of the Seller’s executive or legal team becomes aware.

(d)The Seller shall provide the Buyer with written notice promptly (and in any event within ten (10) Business Days) following the termination of any material Out-License.

Section 7.8Disclosures.  Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party except as may be required by Applicable Law or stock exchange rule (in which case either party required to make the press release or other public announcement or disclosure shall allow the other party reasonable time to comment on, and, if applicable, reasonably request the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).

Section 7.9Control Agreement.  Within thirty (30) days of the Effective Date, the Seller shall enter into a Control Agreement, reasonably acceptable to the Buyer Representative, with a control bank reasonably acceptable to the Buyer Representative, that provides for monthly sweeps of Revenue Payments into a segregated account maintained by the control bank for the benefit of the Buyer Representative and the Buyer and the automatic payment of Revenue Payments to the Buyer Representative pursuant to the terms of this Agreement, absent written direction mutually agreed upon by the Seller and the Buyer Representative.

Section 7.10Efforts to Consummate Transactions.  Subject to the terms and conditions of the Transaction Documents, each of the Seller and the Buyer will use, and will cause its respective Affiliates to use, its and their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under Applicable Law to consummate the transactions contemplated by the Transaction Documents.

Section 7.11Further Assurances.  The Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to and carry on the transactions contemplated by the Transaction Documents.

Section 7.12Late Payments.  A late fee of the lesser of (a) three percent (3.0%) over the Prime Rate, and (b) the highest rate permitted under Applicable Law shall accrue on all unpaid amounts with respect to any payment owed to either party hereunder, including the Purchase Price or any Revenue Payment, from the date such obligation was due until the date payment is made.  The imposition and payment of a late fee shall not constitute a waiver of the rights of either party with respect to such payment default.  In no event shall any late fee interest owed or paid under this Section 7.12 be counted, in the case of the Buyer, towards its obligations to pay the Purchase Price or, in the case of the Seller, towards its obligation to pay the Revenue Payments.

Section 7.13Commercialization of Each Product.

(a)The Seller shall use Commercially Reasonable Efforts to Commercialize each Product.

(b)The Seller shall use Commercially Reasonable Efforts in selecting the applicable counterparty to any material Contract Manufacturing Agreement and negotiating and agreeing to the terms of such Contract Manufacturing Agreement (or any amendment, modification, restatement, cancellation, supplement, termination or waiver of any of the material terms thereof).

(c)The Seller shall, and shall cause its Subsidiaries to, comply with all material terms and conditions of and fulfill all material obligations under each material Contract Manufacturing Agreement to which any of them is a party.

(d)Upon the occurrence of a material breach of any Contract Manufacturing Agreement by any other party thereto, the Seller shall use Commercially Reasonable Efforts to seek to enforce all of its (and cause its Affiliates to seek to enforce all of their) rights and remedies thereunder.

Section 7.14Maintenance of Insurance.  Except as would not result in a Material Adverse Effect, each of the Seller and its Subsidiaries shall maintain with financially sound and reputable insurance companies that are not Affiliates of the Seller, insurance with respect to each of its properties and business directly related to each Product against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business with each Product, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Section 7.15Books and Records.  Each of the Seller and its Subsidiaries shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Seller or such Subsidiary, as the case may be.  Each of the Seller and its Subsidiaries shall maintain such books of record and account in material conformity with all applicable requirements of any Governmental Entity having regulatory jurisdiction over the Seller or such Subsidiary, as the case may be.  The books and records of the Seller and its Affiliates shall be maintained so that Net Sales associated with each Product may clearly be distinguished as Net Sales of Loqtorzi and Net Sales of Udenyca as if they were separate Products.

Section 7.16Use of Proceeds.  The Seller and its Subsidiaries, taken as a whole, shall use the Purchase Price (a) to support the Commercialization of each Product and (b) for other general corporate purposes, provided, that, in no event shall any portion of the Purchase Price be used to fund any activities of or business with any Person, in contravention of any law or this Agreement.

Section 7.17ERISA Compliance.  Each of the Seller and its Subsidiaries shall maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law except where the failure to do so would not result in a Material Adverse Effect.

Section 7.18Compliance with Contractual Obligations.  Each of the Seller and its Subsidiaries shall comply in all respects with each Contractual Obligation of such Person, except as would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 7.19Products.  In connection with the development, testing, manufacture, marketing or sale of each Product by the Seller or any Subsidiary, the Seller or such Subsidiary shall comply in all material respects with all requirements of any Regulatory Authority.

Section 7.20Anti-Corruption Laws.  Neither the Seller nor any of the Seller’s directors, officers, employees or agents shall, directly or indirectly, make, offer, promise or authorize any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Seller or any of its Affiliate in obtaining or retaining business for or with, or directing business to, any person.  Neither the Seller nor any of its directors, officers, employees or agents shall make or authorize any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or receive or retain any funds in violation of any law, rule or regulation.  The Seller further covenants that it shall maintain, and shall cause each of its subsidiaries and Affiliates to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

Section 7.21Data Privacy.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers employees and/or other Third Parties (collectively “Personal Information”), the Seller shall comply in all material respects with all Applicable Laws in all relevant jurisdictions, including the General Data Protection Regulation, the Seller’s privacy policies and the requirements of any contracts or codes of conduct to which the Seller is a party, except for any such event that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The Seller shall maintain commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  The Seller shall comply in all material respects with all laws relating to data loss, theft and breach of security notification obligations, except for any such event that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

ARTICLE 8

INDEMNIFICATION

Section 8.1General Indemnity.  Subject to Section 8.3, from and after the Effective Date:

(a)The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement (including the Bill of Sale and the Disclosure Schedule) and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement (including the Bill of Sale and the Disclosure Schedule); provided, however, that the foregoing shall exclude any indemnification to any Buyer Indemnified Party to the extent resulting from the gross negligence, willful misconduct, or fraud of any Buyer Indemnified Party.

(b)The Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any or breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement (including the Bill of Sale) or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement (including the Bill of Sale); provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party to the extent resulting from the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party.

Section 8.2Notice of Claims.  If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement (or the Bill of Sale or the Disclosure Schedule) in respect of which such Loss shall have occurred.  If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Section 8.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding.  A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this Article 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 8.3Limitations on Liability.  No party hereto shall be liable (and no claim for indemnification hereunder shall be asserted) for any indirect, consequential, punitive, special or incidental damages, including loss of profits, under this Article 8 as a result of any breach or violation of any covenant or agreement of such party (including under this Article 8) in or pursuant to this Agreement (including the Bill of Sale and the Disclosure Schedule).  The foregoing limitation shall not apply with respect to any Third Party Claims against the Buyer.  Notwithstanding any other provision of this Agreement, the maximum liability of the Buyer under this Article 8 shall not exceed an amount equal to the aggregate amount of all of the Revenue Payments and Revenue Payments collected or received by the Buyer from the Seller prior to the date of determination (excluding any amounts collected or received as a reimbursement of expenses incurred by the Buyer or any indemnification amounts collected or received in connection with a Third Party Claim).  The Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article 8, for Losses that include any portion of the Revenue Payments that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Revenue Payments shall not be deemed indirect, consequential, punitive, special or incidental damages, including loss of profits, for any purpose of this Agreement.

Section 8.4Third Party Claims.  Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 8.2 of the commencement of any Third Party Claim against such Indemnified Party with respect to which such Indemnified Party intends to claim any Loss under this Article 8, such Indemnifying Party shall have the right to defend such Third Party Claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.  The Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such Third Party Claim.  The Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as the sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such Third Party Claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such Third Party and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party.  In the event the Indemnifying Party does not or ceases to conduct the defense of such Third Party Claim in compliance with this Section 8.4, (i) the Indemnified Party may defend against, and consent to the entry of any reasonable Judgment or enter into any reasonable settlement with respect to, such Third Party Claim in any manner such Indemnified Party reasonably deems appropriate, (ii) subject to the limitations in Section 8.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such Third Party Claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such Third Party Claim to the full extent provided in this Article 8.

Section 8.5Exclusive Remedy.  Except as set forth in Section 11.10, from and after the Effective Date, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties, covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder (including the Bill of Sale and the Disclosure Schedule), and each party hereto hereby waives, to the fullest extent permitted under Applicable Law, and agrees not to assert any other claim or action in respect of any such breach.  Notwithstanding the foregoing, claims for gross negligence, willful misconduct or fraud shall not be waived or limited in any way by this Article 8.

Section 8.6Tax Treatment for Indemnification Payments.  Any indemnification payments made pursuant to this Article 8 will be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes to the fullest extent permitted by Applicable Law, except to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the Internal Revenue Code.

ARTICLE 9

CONFIDENTIALITY

Section 9.1Confidentiality.  Except as provided in this Article 9 or otherwise agreed in writing by the parties, the parties agree that, during the term of this Agreement and for five (5) years thereafter, each party (the “Receiving Party”) shall (a) keep confidential and shall not publish or otherwise disclose, except as permitted pursuant to Section 9.2, any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), and (b) shall not use the Confidential Information of the Disclosing Party for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), except in each case ((a) and (b)) for that portion of such information that the Receiving Party can demonstrate by competent proof:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)is independently developed by the Receiving Party or any of its Affiliates without the use of the Confidential Information of the Disclosing Party; or

(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who did not receive such Confidential Information from the Disclosing Party and without obligations of confidentiality with respect thereto.

Section 9.2Authorized Disclosure.

(a) Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)prosecuting or defending litigation between the parties hereto;

(ii)complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)complying with a valid order of a court or administrative body of competent jurisdiction or other Governmental Entity;

(iv)disclosure to its Affiliates and its and its Affiliates’ Representatives; provided, that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure;

(v)disclosure to its actual or potential investors, lenders or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction or acquisition and that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure; or

(vi)upon the prior written consent of the Disclosing Party.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.2(a)(ii) or (iii), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.  Without limiting the foregoing, a party may disclose the other party’s Confidential Information, without the other party’s prior written permission, to the extent it is required to do so by law, regulation, or a court or administrative order or an order of another Governmental Entity; however, prior to such disclosure, the compelled party shall notify the other party (which notice shall include a copy of the relevant portion of any applicable subpoena or order) as promptly as possible after it learns of such requirement to disclose, except to the extent such notification would be impractical or legally impermissible (in which event notification shall be made as soon as reasonably practicable and permissible), provide the other party with reasonable opportunity to pursue legal action to prevent or limit the required disclosure, and, if requested, provide reasonable assistance at the other party’s expense in undertaking reasonable legal action to prevent or limit the required disclosure.  In the event of any such required disclosure, the party required to disclose the other party’s Confidential Information shall disclose only that portion of the other party’s Confidential Information that it is legally required to disclose based on the advice of its counsel.  The Receiving Party shall continue to hold in confidence hereunder any such disclosed Confidential Information of the Disclosing Party unless and until such information is no longer required to be held in confidence under the terms of this Agreement.

The Buyer shall not seek, because of, or based upon, any Confidential Information of the Seller, Patent or any other form of intellectual property protection with respect to, or related to, any such Confidential Information or use the Confidential Information of the Seller to obtain, or seek to obtain, a commercial advantage over the Seller.  Without limiting the foregoing, the

Buyer shall not file any Patent application based upon, disclosing or using any of the Confidential Information of the Seller provided hereunder.

ARTICLE 10

TERMINATION

Section 10.1Term and Expiration;  Effect of Termination.  Unless earlier terminated as provided in Section 10.2, this Agreement shall be effective as of the Effective Date and shall continue in full force and effect, on a Product-by-Product basis, until the expiration of the applicable Revenue Payment Term, at which time this Agreement shall automatically terminate for the applicable Product, except in each case with respect to any rights or obligations that accrued or arose prior to such termination.  Upon expiration or termination of this Agreement in accordance with its terms and upon payment of any amounts due to the Buyer hereunder (other than contingent indemnification claims for which no claim has been made), all right, title, and interest in and to the Revenue Participation Right, Revenue Payment and the Collateral shall automatically revert to Seller, and the Buyer Representative shall have no further rights, title, or interest in the Revenue Participation Right, Revenue Payment or the Collateral, and the security interests in the Collateral created by any Transaction Document and the security interest in the Revenue Participation Right and the Revenue Payment hereunder shall be automatically released and shall revert back to the Seller.  In the event of a sale, transfer or any other disposition of any Collateral in a transaction permitted under this Agreement or subject to the terms of a Permitted Intercreditor Agreement, the security interests in such Collateral created by any Transaction Document shall automatically be released.  In connection with any such termination and release, the Buyer and the Buyer Representative shall execute and deliver to and authorize the filing by Seller all documents Seller shall reasonably request to evidence such termination and release.

Section 10.2Mutual Termination.  This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 10.3Accelerated Termination; Survival.

(a)If there occurs (i) any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, or (ii) any material breach of any of the following representations, warranties and covenants: Section 4.3 (Enforceability), Section 4.13 (Lien-Related Representations and Warranties), Section 6.3 (Change of Control), or Section 7.9 (Control Agreement) (provided, that solely with respect to Section 7.9, the Seller shall be provided with a five (5) Business Day cure period), then the Buyer may, in its sole discretion, notify the Seller of the Buyer’s election to terminate this Agreement, and in consideration for such termination of this Agreement, the Seller shall pay to the Buyer, within five (5) Business Days of such termination, a Revenue Payment in an amount equal to the sum of (x) the Investment Return Amount for the applicable Product (or Products, in the event both Products are affected by the events or circumstances giving rise to such termination) as of such date, and (y) the amount of any other unpaid obligations due and payable by the Seller to the Buyer under this Agreement.

(b)Notwithstanding anything to the contrary in this Article 10, the following provisions shall survive termination of this Agreement: Article 1; Section 7.4 (Inspections and Audits of the Seller), Section 7.12 (Late Payments); Article 8 (Indemnification); Article 9 (Confidentiality); Section 10.1 (Term and Expiration; Effect of Termination); this Section 10.3 (Survival); Article 11 (Miscellaneous).  Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 11

MISCELLANEOUS

Section 11.1Notices.  All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 11.1:

If to the Seller, to it at:

Coherus BioSciences, Inc.

333 Twin Dolphin Drive
Suite 600
Redwood City, CA 94065
Attn: [***]
Telephone: [***]
Email: [***]

With a copy to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: [***]
Telephone: [***]
Email: [***]

If to the Buyer, to it at:

Coduet Royalty Holdings, LLC
c/o Barings LLC
300 S. Tryon Street
Charlotte, NC 28202
Attention: [***]
Email: [***]
and
Atttention: [***]
Email: [***]

With a copy to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281
Attention: [***]
Telephone: [***]
Email: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, with an acknowledgement of receipt being produced by the recipient’s email account, or (iii) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 11.2Expenses.  Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 11.3Assignment;  Transfer Restrictions.

(a)  Neither the Seller nor any of its Affiliates shall sell, assign or otherwise transfer, including by asset sale, merger, change of control, operation of law, or otherwise, this Agreement to any Person without the prior written consent of the Buyer, not to be unreasonably conditioned, withheld or delayed, except (i) to an Affiliate if such Affiliate transferee agrees in a writing reasonably acceptable to the Buyer that such Affiliate assumes all of the obligations of the Seller to the Buyer under this Agreement and the Seller guarantees the performance of such Affiliate or (ii) in connection with a Change of Control.  For clarity, nothing in this Section 11.3 shall prohibit any Out-Licenses permitted by and entered into in accordance with Section 7.7.

(b)The Buyer may at any time assign its rights and obligations under this Agreement or otherwise pledge its rights and obligations under this Agreement to any assignee, in its entirety, or on a Product-by-Product basis, except that the prior written consent of the Seller shall be required in the event of any assignment to a Competitor, so long as the Buyer is not in default of any of its obligations under this Agreement.

(c)Any purported sale, assignment or transfer in violation of this Section 11.3 shall be null and void.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 11.4Amendment and Waiver.

(a)This Agreement may be amended, restated, modified or supplemented only in a writing signed by each of the Seller and the Buyer.  Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.

(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 11.5Entire Agreement.  The Transaction Documents constitute the entire understanding between the parties hereto with respect to the subject matter thereof and supersede all other understandings and negotiations with respect thereto.

Section 11.6No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Article 8.

Section 11.7Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 11.8Jurisdiction; Venue.

(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE BUYER AND THE SELLER EACH HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT SHALL AFFECT ANY RIGHT THAT THE BUYER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT AGAINST THE SELLER OR ITS AFFILIATES OR ITS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.  THE BUYER AND THE SELLER EACH AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE

SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 11.1 HEREOF.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 11.9Severability.  If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 11.10Specific Performance.  Each of the parties acknowledges and agrees that the other parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, notwithstanding Section 8.5, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 11.11Counterparts; Electronic Signatures.  This Agreement shall become effective when each party shall have received a counterpart of this Agreement signed by the other party.  Any counterpart may be executed by facsimile, .pdf signature or other electronic signature and any such signature shall be deemed an original.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.12Relationship of the Parties; Cooperation.  The relationship between the Buyer, on the one hand, and the Seller, on the other hand, is solely that of purchaser and seller, and no party hereto has any fiduciary or other special relationship with any other party or any of its Affiliates.  This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer, the Seller or any of their Affiliates as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes.  The Buyer and the Seller acknowledge and agree that the Buyer’s interests hereunder (including the Revenue Participation Right) are not equity interests and that the Buyer shall have the rights of a secured party (as defined in the UCC) with respect to the Revenue Participation Right.  The Buyer and the Seller agree to treat the transactions contemplated by this Agreement as a sale of the Revenue Participation Right for U.S. federal, state, local tax purposes, and that they shall not take any position that is inconsistent with this Section 11.12 in any filing with any Governmental Entity or any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing to such actions or to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the Internal Revenue Code, or a comparable provision of non-U.S. law.  The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes relating to the Revenue Participation Right.  If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 11.12, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 11.12.

Section 11.13Intercreditor Agreement.  Notwithstanding anything in this Agreement to the contrary, the priority of the Lien and security interest granted to the Buyer Representative under the Security Agreement and the exercise of any right or remedy by the Buyer Representative under or in connection with this Agreement are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement governing the priority of the security interests granted to the Buyer Representative or the exercise of any right or remedy, the terms of the Intercreditor Agreement shall govern and control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER

COHERUS BIOSCIENCES, INC.

By	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: Chief Executive Officer

[Signature Page to Revenue Participation Right Purchase and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

BUYER REPRESENTATIVE:

CODUET ROYALTY HOLDINGS, LLC

BY: BARINGS LLC, its Manager

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

BUYERS:

MASSACHUSETTS MUTUAL
LIFE INSURANCE COMPANY,

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY,

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

[Signature Page to Revenue Participation Right Purchase and Sale Agreement]

NORTH STAR INVESTMENT HOLDINGS LLC
(SOLELY IN RESPECT OF SERIES II),

By: Barings LLC, its Managing Member

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

CI SUBSIDIARY TRUST,

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

The foregoing is executed on behalf of CI Subsidiary Trust, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

PI SUBSIDIARY TRUST,

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

The foregoing is executed on behalf of PI Subsidiary Trust, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust individually, but the Trust’s assets and property only shall be bound.

[Signature Page to Revenue Participation Right Purchase and Sale Agreement]

ENERGY HARDWARE HOLDINGS, INC.,

By	/s/ Elizabeth Murray
Name:	Elizabeth Murray
Title:	Authorized Signatory

BCIC HOLDINGS, INC.,

By	/s/ Elizabeth Murray
Name:	Elizabeth Murray
Title:	Authorized Signatory

BPCC HOLDINGS, INC.,

By	/s/ Elizabeth Murray
Name:	Elizabeth Murray
Title:	Authorized Signatory

BARINGS SPECIALTY PRIVATE DEBT HOLDCO 1 SARL,

By: Barings LLC, its authorized signatory

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

[Signature Page to Revenue Participation Right Purchase and Sale Agreement]

Annex I

Buyers

[***]

Annex I-1

Exhibit A

[***]

A-1

Exhibit B

Form of Bill of Sale

[***]

B-1

Exhibit C

Security Agreement

[***]

C-1

Exhibit D

Form of Joinder Agreement

[***]

D-1